Exhibit 99.1

 CONTACT:
Monica M. Weed
Information Resources, Inc. Litigation

Contingent Payment Rights Trust
312.360-6498
monica.weed@infores.com

IRI Seeks Review of Court’s December 3, 2004 Ruling

in Antitrust Action Against ACNielsen

CHICAGO, December 17, 2004 – Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced today that the U.S. District Court judge presiding over IRI’s antitrust case against The Dun & Bradstreet Corp., IMS International, Inc. and ACNielsen (now owned by VNU, N.V.) held a conference on December 15, 2004, at IRI’s request, to discuss the impact of the Court’s December 3, 2004 ruling on the schedule going forward.  In that ruling, the Court concluded that IRI is barred from arguing that ACNielsen’s pricing practices or discounts were illegal or anti-competitive unless IRI can show that they involved prices below short-run average variable cost, calculated without the inclusion of ACNielsen’s “Fixed Operations” costs.

IRI believes that the Court’s December 3, 2004 ruling is erroneous and would bar it from asserting any evidence concerning Nielsen’s many bundled contracts, which are the centerpiece of IRI’s claims.  Without this evidence, IRI believes that little would be left of IRI’s case to take to trial.  Consequently, at the December 15, 2004 conference, IRI expressed its willingness to have the Court enter a final judgment against it, for the purpose of taking an immediate appeal to the Second Circuit Court of Appeals.  No final determination was made on entering such a judgment at the December 15, 2004 conference, but the Court has scheduled a second conference for early January 2005 to discuss further how the parties should proceed in this action.

Although IRI is not able to predict what implications, if any, these events may have on the current trial schedule until the Court rules on how the parties should proceed, if the Court decides to enter a final judgment against IRI, the current trial schedule will be vacated.  Further, while IRI believes that it should prevail on appeal before the Second Circuit Court of Appeals, there can be no assurances that this will be the case.  If the Second Circuit Court of Appeals rules against IRI, the only recourse available to IRI in this case will be to request an appeal before the Supreme Court of the United States.  If IRI fails in its appeals, the final judgment entered against it will stand.

A copy of the Court’s December 3, 2004 ruling is a part of the public record in the United States District Court for the Southern District of New York.  While the filings of the parties regarding this issue are not currently publicly available pursuant to the terms of a standing protective order in the case, IRI is in the process of submitting to the Court copies of the filings, with confidential business information removed, with a request that such copies be placed in the public record.

Additional information about the lawsuit, the Litigation Trust, and the CVRs trading under IRICR.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs.

This document contains certain forward-looking statements about the Trust and/or the ACNielsen lawsuit and the CVRs.  When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, and similar expressions as they relate to the Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements.  In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Trust including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by the Trust and the actual proceeds (if any) to be received by the Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.